Exhibit 10.56

Summary of Compensation Package for Mr. Heinz Haller

On August 29, 2011, the board of directors of BioAmber Inc. (the “Company”) approved a compensation package for Mr. Heinz Haller for his service as an independent director of the Corporation, consisting of:

a.	an annual fee of $35,000 with a payment schedule to be determined by the Chief Executive Officer; and

b.	the grant of options to purchase 500 shares of the Company’s common stock pursuant to the Company’s stock option plan with an exercise price of US$369.14 per share. The options vest over two years: 50% at the first anniversary date of the election of Mr. Heinz Haller as a director of the Corporation and 50% at the second anniversary date of the election of Mr. Heinz Haller as a director of the Company.

Mr. Haller does not have a written agreement with respect to director compensation.